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                                                                  EXHIBIT 21.1


                           Subsidiaries of the Company


Name of Subsidiary                Jurisdiction of Incorporation or Organization
------------------                ---------------------------------------------
Huttig, Inc.                      Delaware

Huttig Indiana, Inc.              Delaware

Huttig Indiana Partnership, L.P.  Indiana